MSP RECOVERY ENTERS INTO AGREEMENT WITH PRUDENT GROUP

TO MONETIZE UP TO $250 MILLION IN CERTAIN PROPERTY & CASUALTY CLAIM RECOVERIES ON A NON-RECOURSE BASIS

Agreement Relates to Previously Announced Individual Claim Demand Letters Being Sent by MSPR to Property and Casualty Insurers

CORAL GABLES, Fla., July 04, 2022 -- MSP Recovery, Inc. (NASDAQ: MSPR) (“MSPR” or the “Company”) today announced that the Company has entered into an agreement to monetize up to $250 million of the value of MSPR’s Net Recovery Proceeds, as defined below, with Prudent Group.

“This agreement is part of a more strategic relationship to provide an attractive access point to invest in the U.S. healthcare industry for our European investors,” says Dennis Klemming, Founder of The Prudent Group, a global alternative asset management firm pursuing diverse and unique opportunity sets across different industry sectors, asset classes, and geographies, including acquiring receivables from healthcare entities.

As previously announced on June 13, 2022, MSPR has commenced sending individual claim demand letters to insurers who admitted they had primary payer responsibility for the underlying accidents to the federal government. As a result of these efforts, MSPR has experienced an increase in the volume of payments received from such responsible parties. The agreement with Prudent Group relates specifically to these demand letters and gives MSPR the right to direct, at MSPR’s discretion, the Prudent Group to acquire a percentage of MSPR’s recovery rights in the individual claim demand letters on a non-recourse basis – up to an aggregate total of $250 million.

How it works?

MSPR acquires the assignments of its recoveries from health insurance payors, healthcare providers and self-funded entities, and uses its proprietary multi-level data analytics system to secure recoveries from responsible parties. MSPR typically pays the assignors 50% of such recoveries (the “Assignor Interest”) and retains the rest (the “MSPR Recovery Proceeds”). The MSPR Recovery Proceeds are subject to a legal services agreement pursuant to which MSP Recovery Law Firm retains a forty percent (40%) fee on all of the MSPR Recovery Proceeds, which fee is split amongst various co-counsel. MSPR is entitled to thirty percent (30%) of the MSPR Recovery Proceeds arising from its recovery efforts (“MSPR’s 30% Interest” or MSPR’s Net Recovery Proceeds”), including those generated by the individual claim demand letters.

Pursuant to the agreement with Prudent Group, at MSPR’s sole and absolute discretion, Prudent Group will acquire, on a non-recourse basis, MSPR’s Net Recovery Interest relating to the individual claim demand letters. Specifically, Prudent Group has committed to acquire up to $250 million in MSPR’s 30% Interest at a purchase price of 90% of the paid amount of such claim (i.e., 90% of MSPR’s 30% Interest). The individual demand letters are denominated at a billed amount, which is generally a multiple of the paid amount.

In conjunction with the agreement, MSPR will service and recover on the demand letters and will retain any revenues generated in excess of the amount received from Prudent Group, plus up to an 18% annual return on the amount Prudent Group paid for MSPR’s Net Recovery Proceeds.

By way of example, if the paid amount of a claim set forth in the demand letters is $1,000, MSPR’s Net Recovery Interest is $300. If directed by MSPR, Prudent Group would acquire MSPR’s Net Recovery Interest at a rate of 90% of $300, totaling $270 (the “Principal”). MSPR would then service the claims in exchange for rights to recoveries in excess of Prudent Group’s Principal and return. If a recovery is made within the first 90 days of Prudent Group’s acquisition of MSPR’s Net Recovery Interest, then Prudent Group would be paid its Principal invested amount of $270 plus a 4.5% return, or $282.15, and MSPR would be entitled to the remainder of MSPR’s Net Recovery Interest. For each month after the first 90 days, Prudent Group would earn an additional 1.5% return on the Principal amount invested, and MSPR would be entitled to the remainder of MSPR’s Net Recovery Interest. For reference, MSPR’s settlement with Ocean Harbour resulted in recoveries at 3.5x the paid amount of the claim.

“In addition to the long-term investment relationship with Virage Capital Management, this agreement with Prudent Group is one of many examples of the real value of MSPR’s assets and illustrates the many ways in which those assets can be monetized on a non-recourse basis,” said MSPR Founder and CEO, John H. Ruiz. “More than 90% of the value related to the $87 billion in funneled claims owned by MSPR as of December 2021 relates to property and casualty cases. We are thrilled to enter into this ground-breaking $250 million deal with Prudent Group, which can monetize those claims at 90% of the paid amount.”

About MSP Recovery

Founded in 2014, MSP Recovery has become a Medicare, Medicaid, commercial, and secondary payer reimbursement recovery leader, disrupting the antiquated healthcare reimbursement system with data-driven solutions to secure recoveries against responsible parties. MSP Recovery provides the healthcare industry with comprehensive compliance solutions, while innovating technologies to help save lives. For more information, visit: www.msprecovery.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as "anticipate," "believe," "expect," "intend," "plan" and "will" or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, these statements are not guarantees of future performance and actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by MSPR in this press release, its reports filed with the Securities and Exchange Commission (the "SEC") and other public statements made from time-to-time speak only as of the date made. New risks and uncertainties come up from time to time, and it is impossible for MSPR to predict or identify all such events or how they may affect it. MSPR has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws. Factors that could cause these differences include, but are not limited to, MSPR’s ability to capitalize on its assignment agreements and recover monies that were paid by the assignors; litigation results; the validity of the assignments of claims to MSPR; the ability to successfully expand the scope of MSPR’s claims or obtain new data and claims from MSPR’s existing assignor base or otherwise; MSPR’s ability to innovate and develop new solutions, and whether those solutions will be adopted by MSPR’s existing and potential assignors; negative publicity concerning healthcare data analytics and payment accuracy; and those other factors included in MSPR’s Annual reports on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by it with the SEC. These statements constitute the Company's cautionary statements under the Private Securities Litigation Reform Act of 1995.